UNITED STATES
                           SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 11-K/A

                                  ANNUAL REPORT
                        PURSUANT TO SECTION 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


(Mark One)

[X] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996.

                                       OR

[ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES AND EXCHANGE ACT OF 1934 FOR THE TRANSITION PERIOD FROM _____________ TO _____________ .


Commission file number:  1-12552
                         -------


               THE TALBOTS, INC. RETIREMENT SAVINGS VOLUNTARY PLAN
                               (Title of the Plan)

                                THE TALBOTS, INC.
                         (Issuer of the securities held)

              DELAWARE                                       41-1111318
              --------                                     --------------
         (State or other jurisdiction of                   (I.R.S. Employer
         incorporation or organization)                     Identification No.)

                                 175 Beal Street
                          Hingham, Massachusetts 02043
                    ---------------------------------------
                    (Address of principal executive offices)

                                 (617) 749-7600
                         -------------------------------
                         (Registrant's telephone number,
                              including area code)

The Form 11-K which was filed on June 27, 1997 is amended to include the Independent Auditors' Consent attached hereto as Exhibit 1.


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees have caused this report to be signed on its behalf by the undersigned.


                                   THE TALBOTS, INC. RETIREMENT
                                   SAVINGS VOLUNTARY PLAN



Dated:   July 24, 1997             By: /S/ EDWARD L. LARSEN
                                       -------------------------
                                       Edward L. Larsen
                                       Administrative Committee Member